Supplement Dated September 17, 2002
                       to the Prospectus Dated May 1, 2002
                          Consultant I Variable Annuity
         Flexible Premium Individual Deferred Variable Annuity Contracts
                     Issued by Lincoln Benefit Life Company
        In connection with Lincoln Benefit Life Variable Annuity Account


Effective September 27, 2002.

This supplement supplements certain information contained in the prospectus and supersedes any inconsistent information. You should attach this supplement to the prospectus and retain it with the prospectus for future reference. You may obtain an additional copy of the prospectus, free of charge, by writing or calling Lincoln Benefit Life Company ("Lincoln Benefit") at the address or telephone number set forth below.

The purpose of this supplement is to advise you that starting on September 27, 2002, we will not permit you to allocate new premiums or make additional transfers to the Subaccount that invests in the STI Classic Variable Trust International Equity Fund. However, if, as of September 27, 2002, you are enrolled in one of our automatic transaction programs, such as dollar cost averaging and portfolio rebalancing, we will continue to effect automatic transactions involving the STI Classic Variable Trust International Equity Fund. In addition, if you currently have funds allocated to the Subaccount which invests in the STI Classic Variable Trust International Equity Fund, you may keep such investment, but may not make additional premium payments or transfers into it. However, shares may be redeemed from the fund at any time.

This supplement also contains other changes to the prospectus not related to the fund change explained above.


In the "Portfolio Annual Expenses" table on page 7, a reference to footnote 19 is added after "STI International Equity Fund (16)":


In the footnotes to the "Portfolio Annual Expenses" table on page 9, the following footnote 19 is added:

19. Effective as of September 27, 2002, we will not permit you to allocate new premiums or make transfers to the Subaccount that invests in the STI Classic Variable Trust International Equity Fund. However, if, as of September 27, 2002, you are enrolled in one of our automatic transaction programs, such as dollar cost averaging or portfolio rebalancing, we will continue to effect automatic transactions involving the STI Classic Variable Trust International Equity Fund. In addition, if you currently have funds allocated to the Subaccount which invests in the STI Classic Variable Trust International Equity Fund, you may keep such investment, but may not make additional premium payments or transfers into it. However, shares may be redeemed from the fund at any time.


In the section entitled "Questions and Answers About Your Contract", an asterisk (*) is inserted in the fund listing chart in question 4 on page 14, after the "International Equity" fund listed in the STI Classic Variable Trust section of funds.


In the section entitled "Questions and Answers About Your Contract", the following is inserted after the fund listing chart in question 4 on page 14:

* Effective as of September 27, 2002, we will not accept new premiums or transfers into the Subaccount that invests in the STI Classic Variable Trust International Equity Fund.


In the section entitled "Questions and Answers About Your Contract", the following is inserted after the first paragraph of question 5 on page 14:

You may allocate Purchase Payments to the Subaccount(s) and the Fixed Account(s). Loan payments may not be allocated to the Fixed Account(s). You may not transfer amounts into the DCA Fixed Account. The minimum amount that may be transferred into any one of the Guaranteed Maturity Fixed Account Options is $500.


In the section entitled "Allocation of Purchase Payments" on page 18, the following is added after the last sentence of the second paragraph:

Please note that effective as of September 27, 2002, we will not permit you to allocate new premiums to the Subaccount that invests in the STI Classic Variable Trust International Equity Fund. However, if, as of September 27, 2002, you are enrolled in one of our automatic transaction programs, such as dollar cost averaging or portfolio rebalancing, we will continue to effect automatic transactions involving the STI Classic Variable Trust International Equity Fund. In addition, if you currently have funds allocated to the Subaccount which invests in the STI Classic Variable Trust International Equity Fund, you may keep such investment, but may not invest additional premium payments to it.


In the section entitled "Transfer During Accumulation Period" on page 19, the following is added after the last sentence of the first paragraph:

Please note that effective as of September 27, 2002, we will not permit you to transfer Contract Value into the Subaccount that invests in the STI Classic Variable Trust International Equity Fund. However, if, as of September 27, 2002, you are enrolled in one of our automatic transaction programs, such as dollar cost averaging or portfolio rebalancing, we will continue to effect automatic transactions involving the STI Classic Variable Trust International Equity Fund. In addition, if you currently have funds allocated to the Subaccount which invests in the STI Classic Variable Trust International Equity Fund, you may keep such investment, but may not transfer additional Contract Value into it.


In the section entitled "Automatic Dollar Cost Averaging Program" on page 20, the second to last sentence of the section is deleted and replaced with the following.

For each purchase payment allocated to this Option, your first monthly transfer will occur 25 days after such purchase payment. If we do not receive an allocation from you within 25 days of the purchase payment, we will transfer the payment plus associated interest to the Fidelity Money Market Variable Subaccount in equal monthly installments.

In the portfolio table on page 22, after the "International Equity Fund" name in the "STI Classic Variable Trust" box, a reference to footnote (7) is inserted.


In the footnotes to the portfolio table on page 23, the following footnote is added after footnote 6:

7. Effective as of September 27, 2002, we will not accept new premiums or transfers into the Subaccount that invests in the STI Classic Variable Trust International Equity Fund.


In the section entitled "The Fixed Account" on page 24, the following sentence is added after the first sentence in the paragraph entitled "General":

Loan Payments may not be allocated to the Fixed Account(s).


The following sentence is added to the end of the first full paragraph on page
34:

We will charge a Withdrawal Charge and apply a Market Value Adjustment, if applicable, on a distribution to repay the loan in full, in the event of loan default.


The following sentences are added to the end of the sixth full paragraph on page 34:

Generally, loan payments are allocated to the Subaccount(s) in the proportion that you have selected for Purchase Payments. Allocations of loan payments are not permitted to the Fixed Accounts (Guaranteed Maturity Fixed Account and Dollar Cost Averaging Fixed Account Option). If your Purchase Payment allocation includes any of the Fixed Accounts, the percentages allocated to the Fixed Accounts will be allocated instead to the Fidelity Money Market Subaccount.


You may obtain a prospectus by writing or calling Lincoln Benefit at the address or telephone number set out below.

                          Lincoln Benefit Life Company
             Street Address: 2940 South 84th St., Lincoln, NE 68506
            Mailing Address: P. O. Box 82532, Lincoln, NE 68501-2532
                        Telephone Number: 1-800-525-9287